CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our reports dated May 28, 1997 and May 30, 1997 included in the Company's Form 8-K filed on August 6, 1997, the incorporation by reference of our reports dated August 12, 1997, August 14, 1997, and August 30, 1997 included in the Company's Form 8-K filed on September 15, 1997, the incorporation by reference of our reports dated September 22, 1997 and September 29, 1997 included in the Company's Form 8-K filed on October 8, 1997, the incorporation by reference of our reports dated January 17, 1997 included in the Company's Form 10-K for the year ended December 31, 1996, and to all references to our firm included in or made a part of this Registration Statement.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 13, 1997